Free Writing Prospectus

Filed Pursuant to Rule 433

Filed September 14, 2010

Registration Statement No. 333-146701-09

Free Writing Prospectus dated September 14, 2010

$850,000,000 Automobile Receivables Backed Notes

AmeriCredit Automobile Receivables Trust 2010-3

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The depositor has prepared a prospectus supplement to the prospectus dated November 7, 2007, together with a supplement to the prospectus supplement, which describes the notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus together with the supplement to the prospectus supplement in their entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or S&P, and Moody’s Investors Service Inc., or Moody’s, in order to be issued.

	Moody’s	S&P
Class A-1 notes	P-1	A-1+
Class A-2 notes	AAA	AAA
Class A-3 notes	AAA	AAA
Class B notes	Aa1	AA
Class C notes	A1	A
Class D notes	Baa2	BBB

Joint Bookrunners

Barclays Capital	UBS Investment Bank	Wells Fargo Securities

Co-Managers solely with respect to the Class A Notes

Credit Suisse	J.P. Morgan	RBS

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-888-227-2275 ext. 2263.